Exhibit (h)(11)
CALAMOS INVESTMENT TRUST AND
CALAMOS ADVISORS TRUST
ADDENDUM TO TRANSFER AGENT SERVICING AGREEMENT
          THIS ADDENDUM dated as of this 22nd day of October, 2008 to the Transfer Agent Servicing Agreement, dated as of January 1, 2007, as amended May 8, 2007 (the “Agreement”), is entered into by and among CALAMOS INVESTMENT TRUST, a Massachusetts business trust, CALAMOS ADVISORS TRUST, a Massachusetts business trust (collectively the “Trusts”), and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).
WHEREAS, the parties desire to modify the Agreement; and
WHEREAS, Section 14 of the Agreement allows for its modification by written agreement executed by the parties; and
NOW THEREFORE, the parties agree that the Agreement is hereby amended as follows:
A. The following Section 25 is added to the Agreement.
25.	USBFS Red Flag Identity Theft Prevention Program

The Trusts acknowledge that they have had an opportunity to review, consider and comment upon the written procedures provided by USBFS describing various tools used by USBFS which are designed to promote the detection and reporting of identity theft by monitoring certain aspects of shareholder activity as well as written procedures for verifying a customer’s identity (collectively, the “Procedures”). Further, the Trusts have determined that the Procedures, as part of the Trusts’ Identity Theft Prevention Program (the “Program”), are reasonably designed to prevent identity theft and to achieve compliance with the applicable provisions of the Fair and Accurate Credit Transactions Act of 2003 and the implementing regulations thereunder. Based on that determination, the Trusts hereby instruct and direct USBFS to implement the Procedures on the Trusts’ behalf, as such may be amended or revised from time to time. It is contemplated that these Procedures will be amended from time to time by the parties as additional regulations are adopted and/or regulatory guidance is provided relating to the Trusts’ identity theft responsibilities.

USBFS agrees to implement the Program and is responsible for the following:
     A. Identifying patterns, practices and specific forms of activity that indicate a possible risk of identity theft (“Red Flags”) that may be associated with identity theft based upon an on-going risk assessment that includes an analysis of various risk factors such as:
(1) types of accounts;

(2) methods to open accounts;

(3) methods to access accounts;

(4) previous experience with identity theft;

(5) current experience with identity theft; and

(6) anticipated experience with identity theft based upon information gathered from both inside and outside sources such as affiliates, law enforcement and industry meetings.
          B. Detecting Red Flags through the following sources:
(1) suspicious shareholder documentation;

(2) suspicious shareholder transactions;

(3) inconsistent shareholder information resulting from Anti-Money Laundering/Customer Identification Program reviews;

(4) inability to authenticate shareholder via telephone, internet or documentation requiring a signature guarantee;

(5) supervisory review and quality assurance checks; and

(6) fraud/AML software exception reports.
C. Responding to Red Flags. USBFS will take the necessary and appropriate action to respond to any Red Flag that may be indicative of identity theft including, among other actions, not opening an account, closing an account and/or filing a suspicious activity report (SAR-SF) with the Financial Crimes Enforcement Network (FinCEN). The USBFS AML Officer, Identity Theft Coordinator or one of their designees may contact the Trusts to alert them to potential identity theft activity and to involve the appropriate Trusts personnel in the process as necessary.
D. Updating the Program. USBFS will modify the Program as directed by the Trusts’ Identity Theft Prevention Program Coordinator or as recommended by USBFS’ AML Officer and Identity Theft Program Coordinator as a result of new, or changes in the patterns of, any Red Flags, information received from law enforcement, industry partners or victims of identity theft. USBFS will promptly provide to the Trusts’ Identity Theft Prevention Coordinator, copies of the revised Identity Theft Prevention Program for the Trusts.
     E. Reporting to the Trusts’ Identity Theft Prevention Program Coordinator. USBFS will provide quarterly reporting and certification to the Trusts declaring that:
(1) it is implementing the Program on behalf of the Trusts;

(2) it has policies and procedures in place to detect, prevent and mitigate identity theft for new and existing accounts;

(3) it will advise the Trusts of any significant changes to the Program based upon, among other things, new identity theft risks that have been identified;

(4) it will inform the Trusts of any identity theft incidents (including attempts) within their Funds during the previous quarter.

Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.
IN WITNESS WHEREOF, the parties hereto have caused this Addendum to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

CALAMOS INVESTMENT TRUST		U.S BANCORP FUND SERVICES, LLC

By:	/s/ Stathy Darcy	By:	/s/ Michael R. McVoy

Name: Stathy Darcy		Name: Michael R. McVoy
Title: Secretary		Title: Executive Vice President

CALAMOS ADVISORS TRUST

By:	/s/ Stathy Darcy

Name: Stathy Darcy
Title: Secretary

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